Exhibit 10.1

SUMMARY OF ANNUAL COMPENSATION OF MEMBERS OF
THE BOARD OF DIRECTORS OF SPHERIX INCORPORATED

Non-employee directors of Spherix Incorporated (“Spherix”) receive the following annual compensation for service as a member of Spherix:

Annual Retainer	$5,000	To be paid in cash at the first meeting of the term.
Stock Awards	$10,000

To be calculated by dividing $10,000 by the closing stock price the day the Stock Awards are granted. The shares will be granted upon approval of the Board; however, the shares will be restricted and instructions will be given to the stock transfer agent that the shares may not be transferred until the one year anniversary of the Board Member’s departure from the Board.

Board Meeting Fees	$2,500	To be paid for all in-person Board Meetings. Members must be present to be paid.
Committee Meeting Fees	$800	To be paid for all in-person Committee Meetings. Members must be present to be paid.
Teleconference Fees	$300	To be paid for all teleconferences called by either the Chairman of the Board, the President, or by the Chairman of the relevant Committee. Members must be on-line to be paid.
Additional Retainer	$1,000	To be paid to the Chairman of the Audit Committee.